Exhibit 99.3

UNDERWRITING AND ADMINISTRATION AGREEMENT

AGREEMENT, made this 15th day of  June, 1984, by and between Mutual of America Life Insurance Company (“the Company”), a mutual life insurance company incorporated in New York, and Mutual of America Separate Account No. 2 (“Account”), a separate account of the Company established by authority of a resolution of the Board of Trustees of the Company on October 14, 1983, pursuant to Section 227 of the Insurance Law of the State of New York.

WITNESSETH:

WHEREAS, the Account is a separate account, consisting of certain distinct investment portfolios (“Funds”) established and maintained by the Company in order to set aside and invest assets attributable to certain variable accumulation annuity contracts issued by the Company (“Contracts”);

WHEREAS, the Account is registered with the Securities and Exchange Commission as a diversified open-end management company under the Investment Company Act of 1940 (“Investment Company Act”) and the Contracts have been registered under the Securities Act of 1933 (“1933 Act”);

WHEREAS, the Investment Company Act prohibits any principal underwriter for a registered open-end investment company from offering for sale, selling, or delivering after sale any security of which such company is the issuer, except pursuant to a written contract with such company;

WHEREAS, the Company may be regarded as a principal underwriter for the Account; and

WHEREAS, the Company and the Account wish to provide for the administration of the Account and the Contracts.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the Company and the Account agree as follows:

I.                            Distribution Services

A.                       The Company agrees to serve as distributor and principal underwriter of the Contracts during the term of this Agreement. The Company agrees to use its best effort to distribute the Contracts, and to undertake to provide sales services relative to the Contracts and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Contracts.

B.                         The Company agrees to offer the Contracts for sale in accordance with the prospectus therefor then in effect. The Company is not authorized to give any information or to make any representations concerning the Contracts other than as contained in the current prospectus therefor filed with the Securities and Exchange Commission (“Commission”), and in such sales literature consistent therewith.

C.                         All contributions made or other monies payable under the Contracts shall be paid or remitted by or on behalf of Contractholders or Participants (as those terms are defined in the prospectus for the Contracts) directly to the Company and shall become the exclusive property of the Company. The Company will retain all such payments and monies except to the extent such payments and monies are allocated to the Account.

II.                        Compliance and Recordkeeping

A.                       The Company represents that it is duly registered as a broker-dealer under the Securities Exchange Act of 1934 (“1934 Act”) and is a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”) and, to the extent necessary to offer the Contracts, shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. The Company shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with federal and state securities laws and regulations. Without limiting the generality of the foregoing, the Company agrees that it shall be responsible for:

(1)                      ensuring that no person shall offer or sell the Contracts on its behalf until such person is duly registered  as a representative of the Company, duly licensed and appointed by the Company, and appropriately licensed, registered or otherwise qualified to offer and sell such Contracts under the federal securities laws and any applicable securities or insurance laws of each state or other jurisdiction in which such Contracts may be lawfully sold, in which the Company is licensed to sell the Contracts and in which such person shall offer or sell the Contracts; and

(2)                      training, supervising, and controlling of all such persons for purposes of complying on a continuous basis with the NASD Rules of Fair Practice and federal and state securities law requirements applicable in connection with the offering and sale of the Contracts. In this connection, the Company shall:

(a)                       conduct such training as in its opinion is necessary to accomplish the purposes of this Agreement;

(b)                      establish and implement reasonable written procedures for supervision of sales practices of persons associated with it who are engaged in selling the Contracts; and

(c)                       take reasonable steps to ensure that such persons shall not make recommendations to an applicant to purchase a Contract and shall not sell a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant.

B.                         The Company will (1) maintain and preserve in accordance with Rules 17a-3 and l7a-4 under the 1934 Act (or the corresponding provisions of any future federal securities laws or regulations) all accounts, books and records required to be maintained in connection with the offer and sale of the Contracts being offered for sale pursuant to this Agreement which accounts, books, and records shall remain the property of the Company, and shall at all times be subject to reasonable periodic, special or other examination by the Commission in accordance with Sections 17(a) and 17(b) under the 1934 Act (or any corresponding future provisions of the federal securities laws, and all other regulatory bodies having jurisdiction, and (2) be responsible for sending written confirmations of transactions, as that term is used in Rule 10b-10 under the 1934 (or any corresponding provision of any future federal securities law or regulation), in a manner consistent with Rule 10b-10 under the 1934 Act or any exemption therefrom, reflecting the facts of each such transaction and showing that it is being sent by or on behalf of the Company acting in the capacity of agent for the Account.

C.                         The Company will make timely filings with the Commission, the NASD, and any other securities regulatory authorities of all reports and any sales literature relating to the Account required by law to be filed by the Company.

III.                    Administration

A. the Company will, except as otherwise provided in this Agreement and in the current investment advisory agreement providing for the investment management of the Account, bear the cost of all services and expenses attributable to the establishment, maintenance and operations of the Account, including:

(1)                      legal services and expenses, filing fees, and other fees incurred in connection with registering and qualifying the Account, the Contracts, and (to the extent required) persons associated with the Company with federal and state securities regulatory authorities and the NASD;

(2)                      preparing, printing, and distributing all registration statements and prospectuses (including amendments), Contracts, notices, periodic reports, proxy solicitation material, sales literature, and advertising filed or distributed in connection with the sale of the Contracts;

(3)                      providing for the custody and safekeeping of the assets of the Account;

(4)                      all legal, actuarial, accounting and other outside professional costs; costs incurred in determining the net asset value of the Account; fees and expenses paid to members of the Mutual of America Separate Account No. 2 Committee (“Committee”); applicable premium taxes; and other operational out-of-pocket expenses relating to the Account, including salaries, rent, postage, telephone, travel, office equipment, and stationery.

B.                         The Company may, as it deems advisable, enter into one or more agreements with other entities to provide for administrative services with respect to the Account and the Contracts, The Company shall be responsible for compensating such entitles for their services and no such entity shall have an interest in the deductions or charges payable to the Company under the terms of this Agreement.

C.                         The Company agrees to pay all salaries, sales commissions (if any), and any other remuneration due in connection with the sale of the Contracts and, where permitted by applicable law, any independent broker-dealers having a salts agreement with the Company. The Company shall pay all other remuneration due any other person for activities relating to the sale of the Contracts.

IV.                    Compensation

As compensation for services performed and expenses incurred under this Agreement, the Company will receive the amounts deducted as administrative charges as provided in the Contracts or in the registration statement for the Account under the Investment Company Act.

V.                        Other Agreements

A.                       Notwithstanding anything in this Agreement to be contrary, the Company may enter into sale agreements with independent broker-dealers for the sale of the Contracts, All such sales agreement entered into by the Company with independent broker-dealers shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its associated persons with applicable federal and state securities laws. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately licensed and appointed for the sale of the Contracts under the insurance laws of the applicable states or jurisdictions in which such Contracts lawfully pay be sold.

B.                         The services of the Company as principal underwriter to the Account hereunder are not to be deemed exclusive and the Company shall be fees to render similar services to other persons so long as its services hereunder are not impaired or interfered with thereby.

VI.                    Term of Agreement

This Agreement shall be effective upon the execution hereof and shall thereafter continue from year to year so long as such continuance is specifically approved, at least annually by the affirmative vote of a majority of the members of the Committee who are not interested persons of the company or the Account, cast in person at a meeting called for the purpose of voting on such approval, and also by either (i) majority of the entire Committee or (ii) a majority of the outstanding voting Securities of the Account. This Agreement:

(1)                      shall automatically be terminated in the event of its assignment,

(2)                      may be terminated by either party at any time upon 60 days’ written notice to the other party hereto;

(3)                      may be terminated upon written notice of on party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given; and

(4)                      may be terminated at any time upon the mutual written consent of the parties hereto.

VII.                Miscellaneous

A.                       This Agreement shall be subject to the provisions of the Investment Company Act, the 1933 Act, the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such, exemptions from the Investment Company Act as “the Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, (a) the term “assigned” shall not include any transaction exempted from section 15(b)(2) of the Investment Company Act, and (b) as used with respect to the Account, the term “majority of the outstanding voting securities” means the lesser of (i) 67% of the outstanding voting securities represented at a meeting at which more than 50% of, the outstanding voting securities are represented, or (ii) wore than 30% of the outstanding voting securities.

B.                         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

C.                         This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed, as of the day and year first above written.

Attest:		MUTUAL OF AMERICA LIFE INSURANCE COMPANY

/s/ William H. Hackett		By:	/s/ Dwight K. Bartlett, III
Secretary			President

Witness:		MUTUAL OF AMERICA SEPARATE ACCOUNT NO. 2

/s/ William H. Hackett		By:	/s/ [ILLEGIBLE]
Secretary,	Separate Account No.2 committee		Chairman, Separate Account No.2 Committee